[LETTERHEAD OF ARKANSAS WESTERN GAS COMPANY]

June16, 2005

Southwestern Energy Company
2350 N. Sam Houston Pkwy. E.
Suite 300
Houston, Texas 77032

Ladies and Gentlemen:

I am General Counsel of Arkansas Western Gas Company, a subsidiary of Southwestern Energy Company, an Arkansas corporation (the "Company"), and as such have acted as the Company's advisor in connection with the certain legal matters relating to the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-3 (the "Registration Statement") covering an aggregate 49,721 shares of common stock, par value $.10 per share (as adjusted to reflect the Company's two-for-one stock split in the form of a stock dividend, distributed on June 3, 2005 and together with the common stock purchase rights associated therewith, the "Common Stock"), which the Company is offering to rescind.

In rendering the following opinion, I have reviewed the Registration Statement and the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinion expressed below. In rendering the opinion expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I advise you that, in my opinion, the Common Stock was, at the time of issuance by the Company, duly and validly issued, fully paid and non-assessable. In rendering my opinion herein, I do not express any opinion as to the compliance or noncompliance of the issuance of the Common Stock with federal or state securities laws.

I am a member of the Bar of the State of Arkansas. In rendering this opinion, I express no opinion other than as to the laws of the State of Arkansas.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the reference to me under the heading "Legal Matters" in the Registration Statement. In giving this consent, I do not thereby admit that I am in a category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder. As of June 15, 2005, I beneficially owned approximately 54,040 shares of the Company's common stock and options to purchase approximately 53,224 shares of common stock.

Very truly yours,

/s/ Jeffrey L. Dangeau

Jeffrey L. Dangeau

General Counsel

Arkansas Western Gas Company